EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 13, 2021 (the "Effective Date"), by and between Bandwidth Inc. ("Bandwidth"), a Delaware corporation with its principal place of business at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, and Marina C. Carreker ("Executive").

    BACKGROUND

A.    Executive is Bandwidth's President.

B.    Bandwidth and Executive now desire to enter into this Agreement in order to formalize the terms and conditions of employment pursuant to this Agreement.

C.    All initially capitalized terms are either defined herein (but not necessarily where first used) or are defined in Exhibit A attached hereto and incorporated herein by this reference.

    AGREEMENT

In consideration of the foregoing, the agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1    Employment Period. Bandwidth agrees to employ Executive and Executive agrees to serve Bandwidth for the period beginning on the Effective Date and ending at 11:59 p.m., Raleigh, North Carolina, local time, until December 31, 2021 (as may be extended, the "Employment Period"). The Employment Period will automatically extend for consecutive additional one (1) year periods unless either party provides the other with written notice to the contrary no less than sixty (60) days prior to the expiration of the then current Employment Period. If notice of non-extension is provided by Bandwidth, this Agreement and Executive’s employment shall terminate at the end of the then current Employment Period, and such termination of employment shall be treated as a termination by Bandwidth other than for Cause. This Agreement may be terminated before the expiration of the Employment Period only pursuant to Section 4. Bandwidth and Executive each acknowledges and agrees that this Agreement does not interrupt the continuity of Executive's employment.

2    Nature of Duties.

2.1    Executive will serve as Bandwidth's President. As such, Executive will act in conformity with the management policies, guidelines and directions issued by Bandwidth's Chief Executive Officer (the "Chief Executive Officer"), and will have general charge and supervision of those functions and such other responsibilities as the Chief Executive Officer determines and assigns; provided they are not inconsistent with the functions and duties typically performed by, and the responsibility of, President of like corporations. Executive will report to the Chief Executive Officer.

2.2    Executive will work exclusively for Bandwidth on a full-time basis, with her primary office at Bandwidth’s headquarters. During normal business hours Executive will devote

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substantially all of her business time and attention to Bandwidth's business. The foregoing does not prohibit Executive from engaging in civic, professional and business activities that do not interfere with her duties to Bandwidth, and that otherwise do not violate this Agreement.

2.3    Executive will perform her duties and responsibilities hereunder diligently, faithfully and loyally.

3    Compensation and Benefits.

3.1    Base Salary and Expenses.

3.1.1    During the Employment Period, Bandwidth will pay to Executive a salary at the initial rate of $276,700 per annum (the "Base Salary"). The Base Salary will be earned and paid in equal installments, semi-monthly, or at such other interval as the Bandwidth’s Board of Directors (the “Board”) or Compensation Committee of the Board (the “Compensation Committee”) directs, but no less often than once each month. At the beginning of each year during the Employment Period, the Chief Executive Officer will in good faith review the Base Salary and recommend to the Board and/or Compensation Committee any changes for determination by the Board and/or the Compensation Committee. Bandwidth shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by Executive with respect to payments made to Executive in connection with her employment hereunder.

3.1.2    Bandwidth will reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive on Bandwidth's behalf during the Employment Period, so long as such expenses are reimbursable under Bandwidth’s policies in effect from time to time. At Executive's request, expenses will be advanced before an expenditure is incurred, or they will be paid by Bandwidth directly to third parties from which goods or services are being obtained.

3.2    Bonus Compensation.

3.2.1    In addition to the Base Salary, Bandwidth will pay to Executive bonus compensation each year during the Employment Period of up to 50% of the Base Salary (or more if Bandwidth exceeds its corporate objectives established from time to time pursuant to Section 3.2.2 below and the pro-rata calculations provided in Section 3.2.2 below yield more than fifty percent (50%) of the Base Salary) (the "Bonus Compensation"). The Bonus Compensation will be adjusted based on Executive’s individual achievement of personal objectives established from time to time pursuant to Section 3.2.2 below; for example, if Bandwidth achieves one hundred percent (100%) of each of the corporate objectives established from time to time pursuant to Section 3.2.2 below and Executive achieves one hundred one percent (101%) of Executive’s personal objectives, the Bonus Compensation calculated pursuant to the first sentence of this Section 3.2.1 would be multiplied by 1.01. The individual performance objectives and the relative weighting of the respective corporate objectives established from time to time pursuant to Section 3.2.2 below will be reviewed by the Chief Executive Officer, who will make recommendations to the Board and/or the Compensation Committee for determination by the Board and/or the Compensation Committee at the beginning of each calendar year.

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3.2.2    The Bonus Compensation will be earned, if at all, upon satisfaction of criteria, reviewed by the Chief Executive Officer, who will make recommendations to the Board and/or the Compensation Committee for determination by the Board and/or the Compensation Committee, based on Executive’s individual performance objectives and Bandwidth’s corporate objectives. The Bonus Compensation based on Executive’s individual performance objectives will be earned pro-rata upon Executive attaining each objective, as reasonably reviewed by the Chief Executive Officer, who will make recommendations to the Board and/or the Compensation Committee for determination by the Board and/or the Compensation Committee. The Bonus Compensation based on Bandwidth’s corporate objectives will be earned upon Bandwidth meeting its corporate objectives established from time to time pursuant to this Section 3.2.2 provided for in its annual Budget pro-rata based upon the relative weighting of the respective corporate objectives established from time to time pursuant to this Section 3.2.2, each as reasonably reviewed by the Chief Executive Officer, who will make recommendations to the Board and/or the Compensation Committee for determination by the Board and/or the Compensation Committee not later than March 15th for each calendar year. The Chief Executive Officer may review and recommend for determination by the Board and/or the Compensation Committee other corporate objectives and corresponding Budget targets on an annual basis.

3.2.3    Bonus Compensation will be paid no later than March 15th of the year succeeding the calendar year with respect to which the Bonus Compensation, if any, is calculated.

3.2.4    In addition to the Bonus Compensation, the Chief Executive Officer will from time to time review Executive’s efforts on behalf of Bandwidth and may make recommendations to the Board and/or the Compensation Committee for determination by the Board and/or the Compensation Committee a special bonus for extraordinary service. Special bonuses, if any, will not count as any other compensation payable under this Agreement.

3.3    Stock Options and Restricted Stock.

3.3.1    All of Executive's then outstanding unvested Bandwidth stock options and Bandwidth restricted stock will immediately vest, and the options will be exercisable for the remainder of their full original term at grant without regard to any provision in the plan under which such securities were granted that may otherwise reduce the term, upon the earlier of:

3.3.1.1    Executive's death prior to termination or expiration of this Agreement; or

3.3.1.2    Change in Control.

3.3.2    This Section 3.3 is intended to be an award agreement itself, and is intended to supplement the terms and conditions of any and all other award agreements between Bandwidth and Executive relating to any options or restricted stock granted to Executive by Bandwidth, and the terms of this Section 3.3 will govern the terms of such other award agreements in the event of any conflicts, regardless of whether such other agreements are heretofore or have previously been entered into by the parties.

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3.4    Severance. If Bandwidth terminates Executive other than for Cause, or Executive resigns for Good Reason, then Bandwidth will pay to Executive an amount ("Severance") equal to (i) one hundred percent (100%) the then-current Base Salary, plus (ii) one hundred percent (100%) of the Bonus Compensation, determined as if Executive and Bandwidth will have achieved one hundred percent (100%) of the objectives or targets described in Section 3.2.1 above. Such amount, less any applicable taxes and other similar amounts, will be paid in equal installments over a twelve (12) month period following the termination in accordance with Bandwidth’s standard payroll practices and procedures. The receipt of any severance benefits provided for pursuant to this Agreement or otherwise will be dependent upon Executive’s delivery to Bandwidth of an effective general release of claims in a form reasonably satisfactory to Bandwidth not later than thirty (30) days after the date of Executive’s termination of employment (or such longer period as may be required by applicable law), and shall be paid or commence no later than thirty (30) days thereafter, with the first payment to include any amounts that would have been payable on payroll dates occurring after Executive’s termination of employment and prior to such first payment.

3.5    Vacation. During the Employment Period, Executive will be entitled to take vacation time in accordance with Bandwidth's policies, but no less than 20 days of paid vacation per year. Bandwidth and Executive will reasonably agree on when vacation time can be taken, and how many weeks can be taken consecutively. In the event that all or any part of the vacation is not taken for any reason during any year, there will be no compensation paid in lieu thereof, and accrued and unused vacation time will not be carried over and added to the vacation time for the succeeding year in accordance with such policy, unless otherwise approved by the Chief Executive Officer.

3.6    Health, Disability, Retirement, Death and Insurance Benefits.

3.6.1    Bandwidth will provide Executive with the same health, disability, retirement, death and other fringe benefits as are generally provided to the executive employees of Bandwidth in accordance with such terms, conditions and eligibility requirements as may from time to time be established or modified by Bandwidth; provided, that Bandwidth will pay the entire premium for Executive’s then-current coverage under Bandwidth's group health insurance plan unless Bandwidth reasonably determines that paying the entire premium would be discriminatory and could subject Executive to adverse income tax consequences. Bandwidth shall, to the extent allowable by law, regulation, contract and policy, continue to pay Executive's basic medical insurance premiums for twelve (12) months following a termination of Executive by Bandwidth other than for Cause, whether or not this coverage is required to be available under COBRA.

3.6.2    Upon a termination of Executive by Bandwidth other than for Cause, Bandwidth will also pay Executive a lump sum amount equal to twelve (12) months of premiums for the term life insurance coverage Bandwidth had in effect for Executive as of the date of her termination of employment. Such amount will be payable, less applicable withholdings, with the first payment of Severance. Executive will have all rights to convert or purchase such life insurance policies as provided under the terms of the plan and policies.

    3.7    Indemnification. During the Employment Period and after Executive’s termination of employment, Bandwidth shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer,

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director or employee of Bandwidth or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at Bandwidth’s request, in each case to the maximum extent permitted by law and under Bandwidth’s Certificate of Incorporation and By-Laws. This indemnification right is in addition to any similar rights under any statute, Bandwidth’s Certificate of Incorporation, By-Laws and under any other applicable agreements that now exist or may exist from time to time. During the Employment Period and for at least 3 years following Executive’s termination of employment, Executive shall be covered by any policy of directors and officers’ liability insurance maintained by Bandwidth for the benefit of its officers and directors.

4    Termination.

4.1    Executive's employment with Bandwidth will terminate automatically upon Executive's death.

4.2    Bandwidth may terminate Executive’s employment at any time.

4.3    If at any time during the Employment Period Bandwidth (i) assigns Executive to serve in a capacity other than as Bandwidth's President or assigns Executive to perform tasks inconsistent with such position, in each case, which results in a material diminution in Executive’s authority, duties or responsibilities, or (ii) Bandwidth materially breaches any provision of this Agreement, then Executive may resign her employment by providing notice to Bandwidth within thirty (30) days of such event of the reasons for her resignation under this provision. Bandwidth shall have thirty (30) days following receipt of such notice to remedy and cure the alleged diminution or breach. If Bandwidth does not cure such breach, Executive shall resign her employment and such resignation will be deemed to be a termination by Bandwidth other than for Cause and/or a resignation by Executive for "Good Reason." Executive can resign at any time other than for Good Reason.

4.4    Bandwidth will have the right to terminate Executive at any time, immediately, for Cause. "Cause" will mean: (i) Executive is convicted of any felony (or Executive pleads guilty or nolo contendere thereto); (ii) Executive fails or refuses to perform, in any material respect, the written policies or directives of the Chief Executive Officer, unless such failure is corrected within thirty (30) days following her receipt of written notice of such failure from Bandwidth that specifically identifies the manner in which the Chief Executive Officer believes Executive has substantially failed to materially perform her duties; (iii) Executive materially breaches this Agreement or any other agreement between Bandwidth and Executive, including, without limitation, any applicable nondisclosure agreement, unless such failure is corrected within thirty (30) days following her receipt of written notice of such failure from Bandwidth that specifically identifies the manner in which the Chief Executive Officer believes Executive has breached the agreement; or (iv) the gross or willful misconduct by Executive with regard to Bandwidth or any employee of Bandwidth that is materially injurious to Bandwidth or such employee.

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5    Effects of Termination.

5.1    Upon Executive’s termination of employment for any reason (including death), she will be entitled to receive (in addition to any compensation and benefits she is entitled to receive under Section 3 above, if applicable): (i) any earned but unpaid Base Salary, (ii) any earned but unpaid Bonus Compensation, (iii) unreimbursed business expenses in accordance with Bandwidth’s policies for which expenses Executive has provided appropriate documentation, (iv) a lump sum cash amount equal to the value of her unused vacation days in accordance with the standard written policy of Bandwidth, and (v) any vested amounts or benefits to which Executive is then entitled under the terms of the benefit plans then sponsored by Bandwidth in accordance with their terms. All of Bandwidth's other obligations under this Agreement will end immediately upon Executive’s termination of employment.

5.2    Any controversy or claim arising out of or relating to the benefits and entitlements of Executive following a Change of Control will be resolved by binding arbitration in Raleigh, North Carolina with the American Arbitration Association, pursuant to their commercial arbitration rules then in effect. The determination of the arbitrator will be conclusive and binding on Bandwidth and Executive, and judgment may be entered on the arbitrator's award in any court of competent jurisdiction. The prevailing party may recover its attorneys’ fees and expenses incurred in such dispute, including the cost of the Arbitration if the prevailing party initiated the action.

6    Stockholder Vote. Anything in this Agreement to the contrary notwithstanding, in the event that any amounts payable to Executive hereunder, alone or together with other payments that Executive has a right to receive from Bandwidth, would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), then Bandwidth will reduce the amounts payable to the minimum extent necessary to avoid the payment of any excess parachute payments and to avoid Executive being subject to the excise tax imposed by Section 4999 of the Code. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction of cash payments described in Section 3 (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (c) cancellation of acceleration of vesting of equity awards not covered under (b) above. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards. Without limiting the foregoing, if Bandwidth is not then a public company, it will use its best efforts to secure the approval of its stockholders to exempt the excess parachute payments from the loss of corporate tax deductions imposed under Section 280G and the excise tax imposed under Section 4999. If Bandwidth becomes publicly traded, it will comply with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that requires public companies subject to the federal proxy rules to provide their shareholders with an advisory vote on: executive compensation; the desired frequency of say-on-pay votes; and on golden parachute arrangements, and will seek shareholder votes under Internal Revenue Code Section 162(m), and any other law, regulation or rule that requires a shareholder vote on this Agreement, or that permits a vote to preserve tax benefits or avoid tax penalties.

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7    Covenant Not To Compete.

7.1    Inducement. This covenant between Executive and Bandwidth is being executed and delivered by Executive in consideration of Executive's employment with Bandwidth and each party's rights and obligations agreed to hereunder (including, without limitation, the Base Salary, Bonus Compensation, and other benefits and payments set forth herein). Executive acknowledges that Bandwidth's business and Executive's responsibilities are international in scope. Executive further acknowledges that the covenant not to compete with Bandwidth contained in this Section 7 was and has been a condition of her employment since Executive was originally employed by Bandwidth.

7.2    Restricted Activities ─ Duration. Except as otherwise consented to or approved by the Chief Executive Officer in writing, Executive agrees that during the term of this Agreement and for twelve (12) months after Executive's employment with Bandwidth ends; regardless of the time, manner or reasons for termination, and regardless of whether terminated by Executive or Bandwidth, but only so long as Bandwidth does not breach its obligations in this Agreement, Executive will not, directly or indirectly, acting alone or as a member of a partnership or as an owner, director, officer, employee, manager, representative or consultant of any corporation or other business entity:

7.2.1    engage in any business in competition with the business that is conducted by Bandwidth in the United States, Canada or any European, Asian, Pacific or other foreign country in which Bandwidth then or thereafter transacts business or is making a bona fide attempt to do so;

7.2.2    induce, request or attempt to influence any customers or suppliers of Bandwidth to curtail or cancel their business or prospective business with Bandwidth or in any way interfere with Bandwidth's business relationships; or

7.2.3    induce, solicit, assist or facilitate the inducement or solicitation by a third person of any employee, officer, agent or representative of Bandwidth, to terminate their respective relationship with Bandwidth or in any way interfere with Bandwidth's employee, officer, agent or representative relationships.

7.3    Tolling; Relief of Obligations. In the event that Executive breaches any provision of this Section 7, that violation will toll the running of the restricted period set forth in Section 7.2 from the date of commencement of such violation until such violation ceases.

7.4    "Blue Penciling" or Modification. If the length of time, geographic area or scope of restricted business activity set forth in Section 7.2 is deemed unreasonably restrictive or unreasonable in any other respect in any court proceeding, Executive and Bandwidth agree and consent to such court's modifying or reducing such restriction(s) to the extent deemed reasonable under the circumstances then presented.

7.5    Definitions. As used in this Section 7, the following terms will have the following definitions:

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        (i)    The terms “compete” or “in competition,” as used herein, will be deemed to include, without limitation, becoming or being an employee, owner, partner, consultant, agent, stockholder, director, or officer of any person, partnership, firm, corporation or other entity (other than Bandwidth) which engages in (i) the business of developing, providing, offering and selling (A) retail VoIP services, including, without limitation, IP based unified communications services and trunking services; wholesale VoIP services; (B) wholesale origination, termination or SMS services; (C) emergency solutions for telecommunications carriers, including, without limitation, end-to-end call control and support, real-time address validation, automated provisioning and/or geospatial routing; (D) communication platform as a service (or CPaaS) solutions, including, without limitation, application program interfaces deploying, causing the use of, or using origination, termination, or SMS services; and/or (E) product(s) or service(s) to which any of clauses (A) through (D) apply and/or any product(s) or service(s) that perform substantially similar functions to which any of clauses (A) through (D) apply, or (ii) any other business conducted by Bandwidth immediately prior to such termination (or in which Bandwidth shall at such time be actively preparing to engage). Notwithstanding the foregoing, ownership of five (5%) percent or less of any class of securities of an entity will not constitute competition with Bandwidth.

        (ii)    The phrases “engage in a business” or “engage in a line of business” and similar phrases will be deemed to include marketing or otherwise selling products or researching, writing, developing, designing, distributing, testing or manufacturing products or services or otherwise preparing to market or sell products or services.

8    Nondisclosure of Confidential Information.

8.1    Executive acknowledges that the discharge of her duties under this Agreement will necessarily involve her access to Confidential Information. Executive acknowledges that the unauthorized use by her or disclosure by her of such Confidential Information to third parties might cause irreparable damage to Bandwidth and Bandwidth's business. Accordingly, Executive agrees that at all times after the date hereof she will not copy, publish, disclose, divulge to or discuss with any third party nor use for her own benefit or that of others, without the prior express written consent of the Chief Executive Officer, except in the normal conduct of her duties under this Agreement, any Confidential Information, it being understood and acknowledged by Executive that all Confidential Information created, compiled or obtained by Executive or Bandwidth, or furnished to Executive by any person while Executive is associated with Bandwidth remains its exclusive property.

8.2    Promptly upon termination of her employment, irrespective of the time or manner thereof or reason therefor, and whether such termination is by Bandwidth or Executive, Executive agrees to return and surrender to Bandwidth all tangible Confidential Information in any manner in her control or possession, as well as all other Bandwidth property.

8.3    Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that:

An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose

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of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

9    Remedies Inadequate.

9.1    Executive acknowledges that the services to be rendered by her to Bandwidth as contemplated by this Agreement are special, unique and of extraordinary character. Executive expressly agrees and understand that the remedy at law for any breach by her of Section 7 or 8 of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, upon adequate proof of Executive's violation of any legally enforceable provision of Section 7 or 8, Bandwidth will be entitled to immediate injunctive relief, including, without limitation, a temporary order restraining any threatened or further breach. In the event any equitable proceedings are brought to enforce the provisions of any of Section 7, 8 or 9, Executive agrees that she will not raise in such proceedings any defense that there is an adequate remedy at law, and Executive hereby waives any such defense. Nothing in this Agreement will be deemed to limit Bandwidth's remedies at law or in equity for any breach by Executive of any of the provisions of Section 7 or 8 which may be pursued or availed of by Bandwidth. Without limiting the generality of the immediately preceding sentence, any covenant on Executive's part contained in Section 7 or 8, which may not be specifically enforceable will nevertheless, if breached, give rise to a cause of action for monetary damages.

9.2    Executive has carefully considered, and has had adequate time and opportunity to consult with her own counsel or other advisors regarding the nature and extent of the restrictions upon her and the rights and remedies conferred upon Bandwidth under Sections 7, 8 and 9, and hereby acknowledges and agrees that such restrictions are reasonable in time, territory and scope, are designed to eliminate competition which otherwise would be unfair to Bandwidth, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of Bandwidth and do not confer a benefit upon Bandwidth disproportionate to the detriment to Executive.

9.3    The covenants and agreements made by Executive in Sections 7, 8 and 9 will survive full payment by Bandwidth to Executive of the amounts to which Executive is entitled under this Agreement, the expiration of the Employment Period and this Agreement.

10    Rights. Executive acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development, discovery, know how, concept, idea or the like (whether or not patentable, registrable under copyright or trademark laws, or otherwise protectable under similar laws) that Executive may conceive of, suggest, make, invent, develop or implement, during the course of her service pursuant to this Agreement (whether individually or jointly with any other person or persons), relating in any way to the business of Bandwidth or to the general industry of which Bandwidth is a part, as will all physical embodiments and manifestations thereof, and all

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patent rights, copyrights, trademarks (or applications therefor) and similar protections therein (all of the foregoing referred to as "Work Product"), will be the sole, exclusive and absolute property of Bandwidth. All Work Product will be deemed to be works for hire and, in addition to the Work Product being works for hire, Executive hereby assigns to Bandwidth all right, title and interest in, to and under such Work Product, including without limitation, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as Bandwidth may desire to obtain. Executive will immediately disclose all Work Product to Bandwidth and agrees, at any time, upon Bandwidth's request and without additional compensation, to execute any documents and otherwise to cooperate with Bandwidth respecting the perfection of its right, title and interest in, to and under such Work Product, and in any litigation or controversy in connection therewith, all expenses incident thereto to be borne by Bandwidth.

11    Assignment of Payment Rights. In no event will Bandwidth be obligated to make any payment under this Agreement to any assignee or creditor of Executive, other than to the estate of Executive after her death. Prior to the time of payment under this Agreement, neither Executive nor her legal representative will have any right by way of anticipation or otherwise to dispose of any interest under this Agreement.

12    Bandwidth's Obligations Unfunded. Except as to any benefits that may be required to be funded under any benefit plan of Bandwidth pursuant to law, as provided for in this Agreement or pursuant to other agreements and which are not for the sole benefit of Executive, the obligations of Bandwidth under this Agreement are not funded and Bandwidth will not be required to set aside or deposit in escrow any monies in advance of the due date for payment thereof to Executive.

13    Notices. Any notice to be given hereunder by Bandwidth to Executive will be deemed to be given if delivered to Executive in person, if emailed to Executive at her business email address or if mailed or overnighted to Executive at her address last known on the records of Bandwidth, and any notice to be given by Executive to Bandwidth will be directed either to Bandwidth's Chief Executive, Secretary or General Counsel, and in any case it will be deemed to be given if delivered in person, if emailed to the address at her business email address or if mailed or overnighted to the person at her address last known on the records of Bandwidth, unless any party will have duly notified the other parties in writing of a change of address. All notices are deemed given when delivered to such address, or if otherwise actually received by the addressee.

14    Section 409A.

14.1    In order to ensure compliance with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”), the provisions of this Section 14 shall govern in all cases over any contrary or conflicting provision in this Agreement (other than a comparable Section 409A provision that is expressly intended to govern over this provision by its terms). The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Executive acknowledges and agrees that Bandwidth has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

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14.2    To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Code Section 409A(a)(2)(A)(i), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) when Executive incurs a “separation from service” under Code Section 409A(a)(2)(A)(i) (a “Separation from Service”). In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of her Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, Executive’s Separation from Service, and not by reason of another event under Section 409A, will become payable on the first business day after six months following the date of Executive’s Separation from Service or, if earlier, the date of Executive’s death.

14.3    Consistent with the requirements of Section 409A, to the extent that any reimbursement or in-kind benefit provided is taxable and subject to Section 409A, unless stated otherwise – (i) reimbursements and in-kind benefits will be provided only during the period during which Executive is employed or receiving Severance; (ii) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense must be made no later than the last day of calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

14.4    For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. If a Separation from Service occurs prior to the date of an Unapproved Change in Control, each payment of Severance and each other payment hereunder that is made within 2-1/2 months following the end of the year that contains the date of Executive’s Separation from Service is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A, each such payment that is made later than 2-1/2 months following the end of the year that contains the date of Executive’s Separation from Service is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation, and each payment that is made after the two-times exception ceases to be available shall be subject to delay (if necessary) in accordance with Section 14.2 above. Continued medical coverage is intended to be exempt from Section 409A under the exemption for health benefits in Treas. Reg. § 1.409A-1(b)(9)(v)(B).

14.5    In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation subject to Section 409A. In no event shall the timing of Executive’s execution of the general release of claims, directly or indirectly, result in Executive designating the calendar year of payment of any nonqualified deferred compensation subject to Section 409A, and if such a payment that is subject to execution of the general release of claims could be made in more than one taxable year, payment shall be made in the later taxable year.

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15    Amendments. This Agreement will not be modified or discharged, in whole or in part, except by an agreement in writing signed by all parties.

16    Entire Agreement. Except as expressly provided for herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. The parties are not relying on any other representation, express or implied, oral or written. This Agreement supersedes any prior employment agreement, written or oral, between Executive and Bandwidth; provided, however that other non-competition, non-solicitation, confidentiality agreements, and other restrictive covenant agreements between Executive and Bandwidth remain in effect and this Agreement and such other agreements may be enforced by Bandwidth independently or simultaneously.

17    Captions; Terms. The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions hereof. References to "termination of employment," "termination of Executive," "termination of this Agreement," "termination of the Employment Period," and any other terms of similar meaning will all be deemed equivalent. Masculine, feminine and neuter pronouns are interchangeable as context requires.

18    Binding Effect. The parties may not assign this Agreement and may not assign or delegate any right or duty hereunder and any attempt to do so is void. Subject to the foregoing, the rights and obligations of Bandwidth hereunder will inure to the benefit of, and will be binding upon, Bandwidth and its successors and assigns, and the rights and obligations of Executive hereunder will inure to the benefit of, and will be binding upon, Executive and her heirs, personal representatives and estate.

19    Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision will be binding and enforceable to the extent enforceable in any jurisdiction.

20    Governing Law and Venue. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of North Carolina, without regard to conflict of laws. Other than disputes that by the terms of this Agreement are to be resolved through binding arbitration, any and all actions brought arising out of, or based in whole or in part upon this Agreement or the employment relationship between Executive and Bandwidth, will be brought in either a federal or state court sitting in Raleigh, North Carolina, and the parties consent to jurisdiction and venue thereof.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written, effective the Effective Date.

Bandwidth:

BANDWIDTH INC.

By    /s/ David A. Morken
    David A. Morken, Chief Executive Officer

Executive:

/s/ Marina C. Carreker
Marina C. Carreker

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EXHIBIT A
EMPLOYMENT AGREEMENT
DEFINITIONS

"Approved Change in Control" of Bandwidth means a Change in Control of Bandwidth of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K, as if in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the transaction causing such a change will have been approved by the affirmative vote of at least a majority of the Continuing Directors.

"Change in Control" means, and will be deemed to have occurred at such time as: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more prior to Bandwidth's first underwritten public offering and twenty-five percent (25%) or more after, but not as a result of, Bandwidth's first underwritten public offering, or more of the combined voting power of Bandwidth's Voting Securities; (ii) sale of all or substantially all of the assets of Bandwidth, or any merger, consolidation, or reorganization to which Bandwidth is a party and as the result of which Bandwidth's stockholders prior to the transaction do not own at least fifty percent (50%) of the voting power of the surviving entity in the election of directors; or (iii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of Bandwidth's Board of Directors. Notwithstanding the foregoing, no event unilaterally caused by Executive by virtue of her stock ownership will be a Change in Control. Further notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless the transaction also constitutes a change in the ownership or effective control of Bandwidth or a change in the ownership of a substantial portion of the assets of Bandwidth, each as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder; however, a Change in Control shall be deemed to occur if the transaction constitutes a change in the ownership or effective control of Bandwidth or a change in the ownership of a substantial portion of the assets of Bandwidth, each as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder, regardless of whether it satisfies the foregoing.

"Budget" will mean for each year, Bandwidth's management financial targets approved by the Board of Directors for the year in question.

"Confidential Information" means all information or trade secrets of any type or description belonging to Bandwidth that are proprietary and confidential to Bandwidth and are not publicly disclosed or are only disclosed with restrictions. Without limiting the generality of the foregoing, Confidential Information includes strategic plans for carrying on business, other business plans, cost data, internal financial information, customer lists, employee lists, vendor lists, business partner or alliance lists, drawings, designs, schematics, flow charts, specifications, inventions, calculations, discoveries and any letters, papers, documents or instruments disclosing or reflecting any of the foregoing, and all information revealed to, acquired or created by Executive during Executive's employment by Bandwidth relating to any of the foregoing.

"Continuing Directors" will mean and include the persons constituting Bandwidth's Board of Directors as of the Effective Date, and any person who becomes a director of Bandwidth subsequent

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to the date hereof whose election, or nomination for election by Bandwidth's stockholders, was approved by an affirmative vote of at least a majority of the then Continuing Directors (either by a specific vote or if Bandwidth is then subject to the proxy rules of the Exchange Act then by approval of the proxy statement of Bandwidth in which such person is named as a nominee for director or of the inclusion of such person in such Proxy Statement as such a nominee, in any case without objection by any member of such approving majority of the then Continuing Directors to the nomination of such person or the naming of such person as a director nominee).

“Good Reason” means that if, at any time during the Employment Period without Executive’s consent, Bandwidth (i) assigns Executive to serve in a capacity other than as the Company’s President or assigns Executive to perform tasks inconsistent with such position, in each case, which results in a material overall diminution in Executive’s authority, duties or responsibilities, or (ii) Bandwidth materially breaches any provision of this Agreement, then Executive may resign her employment by providing notice to Bandwidth within thirty (30) days of such event of the reasons for her resignation under this provision. Bandwidth shall have thirty (30) days following receipt of such notice to remedy and cure the alleged diminution or breach. If Bandwidth does not cure such breach, Executive shall resign her employment within thirty (30) days of Bandwidth’s cure period, and such resignation will be deemed to be a resignation by Executive for Good Reason.

"Operating Earnings" will mean earnings before interest, taxes, depreciation and amortization and excluding (i) capital expenditures, (ii) extraordinary gains and losses, and (iii) any bonus(es) paid or payable pursuant to Section 3.5 and/or Section 3.6 of the agreement to which this Exhibit A is attached, unless Bandwidth has accrued for the payment of such bonus(es) in connection with Bandwidth’s calculation of Operating Earnings target for the purposes of Section 3.2.

    "Unapproved Change in Control" of Bandwidth will mean any Change in Control of Bandwidth that is not an Approved Change in Control.

"Voting Securities" means Bandwidth's outstanding securities ordinarily having the right to vote at elections of directors.

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